EXHIBIT 10.7
Compensatory Arrangements for Non-Employee Directors
Annual Retainer Fee:
     OSI Pharmaceuticals, Inc. (“OSI” or the “Company”) compensates its non-employee directors for service on the Board of Directors. The annual cash retainer fee payable to the members of the Board of Directors is set forth in the table below.

Service	Annual Retainer Fee
Chairman of the Board	$150,000
Chairman of the Audit Committee	$90,000
Member of Audit Committee	$75,000
Member of Other Board Committee	$62,500

Option Grants and Restricted Stock Awards:
     Each non-employee director receives an initial grant of options under the Plan upon his or her initial election to the Board. Each individual who becomes a director receives an initial option to purchase 25,000 shares of common stock and an award of 8,500 shares of restricted stock, restricted stock units or deferred stock units upon his or her initial election to the Board. Future appointees to the position of Chairman of the Board will receive an additional option to purchase 25,000 shares of common stock and an additional award of 8,500 shares of restricted stock, restricted stock units or deferred stock units upon his or her initial election as Chairman. The restricted stock and restricted stock units represent the right of a director to receive one share of OSI common stock upon vesting. Each deferred stock unit represent the right of a director to receive one share of OSI common stock upon the earlier of the director’s termination from service on the Board of Directors or on a date no earlier than two years from the date of grant, as designated by the director.
     In addition to initial equity awards, non-employee directors receive annual equity grants under the Plan. Non-employee directors with the exception of the Chairman of the Board receive an option to purchase 3,000 shares of common stock and an award of 1,500 shares of restricted stock, restricted stock units or deferred stock units upon each re-election for a one-year Board term. The Chairman of the Board receives an option to purchase 6,000 shares of common stock and an award of 3,000 shares of restricted stock restricted stock units or deferred stock units upon re-election for a one-year Board term.
     The stock option awards and restricted stock awards, including restricted stock units and deferred stock units, granted to the directors after June 14, 2006 vest annually over four years of the date of grant. The option awards expire on the seventh anniversary of their respective grant dates, subject to the earlier expiration upon the occurrence of certain events set forth under the terms of the Plan. The exercise price of all option awards is equal to 100% of the fair market value of the underlying common stock on the date of grant.

Post-Retirement Medical Benefits:
     Prior to April 2007, we provided post-retirement medical and life insurance benefits to eligible employees and qualified dependents, and members of our Board of Directors. Eligibility was based on age and service requirements. These benefits are subject to deductibles, co-payment provisions and other limitations. In April 2007, we terminated this benefit and grandfathered the directors who were eligible for participation in the plan at the time of termination (Mr. White and Drs. Mehta and Granner).